Exhibit 99.1

Contacts:	William C. Roberts Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA ANNOUNCES APPROVAL OF THIRD PARTY MANUFACTURING AND

SUPPLY CHAIN FOR VANCOCIN

Exton, PA, April 19, 2006 — ViroPharma Incorporated (Nasdaq: VPHM) today announced the successful completion of the finished goods technology transfer from Eli Lilly and Company to OSG Norwich Pharmaceuticals, Inc., the company’s third party Vancocin® manufacturer. Norwich has begun manufacturing batches of product for release into the market. ViroPharma has also reached an agreement with, and validated, Alpharma Inc., the company’s third party supplier of the active pharmaceutical ingredient for Vancocin. With this, the company has now completed validation of its third party supply chain for Vancocin, which is indicated for the treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile.

“This is a great step forward for ViroPharma and the patients we serve,” commented Josh Tarnoff, ViroPharma’s Chief Commercial Officer. “Vancocin is a product that addresses a life threatening condition, and is a difficult product to manufacture to necessary specifications to ensure stability and potency. The validation of the supply chain represents the successful conclusion of nearly two years of diligent work by ViroPharma, Eli Lilly and Norwich.”

As previously described, ViroPharma anticipates improvements in gross margins, due to the qualification of this third party supply chain, beginning in the second half of 2006, as product manufactured in the Lilly facility is pulled through the channel.

C. difficile is a bacterium, which under certain circumstances, typically after antibiotic therapy, can colonize the lower gastrointestinal tract where it may produce toxins which cause inflammation of the colon and diarrhea, and the associated complications of disease, including death. Advanced age, gastrointestinal surgery/manipulation, long length of stay in healthcare settings, a serious underlying illness and compromised immunity are conditions associated with increased risk of disease. According to the CDC, there are approximately 3,000,000 cases of antibiotic-associated diarrhea per year; 15 to 25 percent are caused by C. difficile.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s anticipated improvements in gross margins in the second half of 2006 due to the qualification of its third party supply chain. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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